Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-278988 on Form S-3 and Registration Statement Nos. 333-264793, 333-41027, 333-41899, 333-67718, 333-191235, 333-213836, 333-233117, 333-272931, and 333-289174 on Form S-8 of our reports dated February 13, 2026, relating to the financial statements of C.H. Robinson Worldwide, Inc. and subsidiaries, and the effectiveness of C.H. Robinson Worldwide, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 13, 2026